Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-213991, 333-217104 and 333-223997) pertaining to the 2016 Equity Incentive Plan, the 2006 Stock Plan, and the 2016 Employee Stock Purchase Plan of Coupa Software Incorporated of our report dated May 1, 2018 (except for Note 7, as to which the date is February 21, 2019) with respect to the consolidated financial statements of Hiperos, LLC included in this Current Report on Form 8-K/A.

/s/ Ernst & Young
New York, New York

February 21, 2019